Exhibit 10.10

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 26, 2009, by and between Shermen WSC Acquisition Corp. (“Buyer” or “Shermen”) and the signatories on the execution page hereof (each, a “Seller” and collectively, the “Sellers”).

WHEREAS, Shermen was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business;

WHEREAS, Shermen consummated an initial public offering on May 30, 2007 (the “IPO”) that, in conjunction with certain other transactions, resulted in $138 million being placed in a trust account pending the consummation of a Business Combination, or the dissolution and liquidation of Shermen, in the event it is unable to consummate a Business Combination by May 30, 2009;

WHEREAS, Shermen has agreed to purchase certain businesses from ED&F Man Holdings Limited (together with its affiliates, “ED&F”) and certain of its affiliates pursuant to a Transaction Agreement dated as of November 25, 2008, and amended and restated as of May 1, 2009 (such Transaction Agreement, the “Transaction Agreement” and such purchase, the “Business Combination”);

WHEREAS, the approval of the Business Combination is contingent upon, among other things, the affirmative vote of a majority of shares of Shermen’s common stock (“Common Stock”), par value $.0001 per share, (a) voted by the holders of Common Stock issued in the IPO (“Public Stockholders”) present and entitled to vote at the meeting of Shermen’s stockholders to be held on May 26, 2009 (as such meeting may be adjourned or postponed, the “Stockholders Meeting”) and (b) outstanding as of the record date for the Stockholders Meeting;

WHEREAS, pursuant to certain provisions in Shermen’s amended and restated certificate of incorporation, a Public Stockholder may, if such Public Stockholder affirmatively votes against the Business Combination, elect that Shermen convert such Public Stockholder’s shares of Common Stock into cash (“Conversion Rights”);

WHEREAS, the Business Combination is conditioned upon the exercise of Conversion Rights by holders of less than 40% of Common Stock issued in the IPO;

WHEREAS, each Seller is the beneficial owner of the number of shares of Common Stock set forth on the execution page of this Agreement (the “Shares”) and each Seller (a) beneficially owned the Shares as of the close business on May 7, 2009 (the “Record Date”), (b) has the shared right, together with its investment advisor, to vote the Shares at the Stockholders Meeting and (c) has the shared right, together with its investment advisor, to exercise the conversion rights attached to the Shares at the Stockholders Meeting; and

WHEREAS, each Seller desires to sell to Buyer and Buyer, subject to the terms and conditions set forth herein, desires to purchase from each Seller the Shares for the purchase price per share set forth thereon (the “Purchase Price Per Share”) and for the aggregate purchase price (the “Aggregate Purchase Price”) set forth thereon.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1. Purchase and Sale. Subject to the terms and conditions set forth herein, each Seller hereby agrees to sell to Buyer, and Buyer hereby agrees, subject to the consummation of the Business Combination, to purchase from each Seller, at the Closing (as defined below), the Shares at the Purchase Price Per Share, for the Aggregate Purchase Price (as such terms are defined below).

2. Closing.

2.1. The closing of the purchase of the Shares (the “Closing”) by Buyer will be conditioned on the consummation of the Business Combination and will occur on or before the date that is two business days after the closing of the Business Combination (such date, the “Closing Date”). For purposes of clarity, and notwithstanding anything in this Agreement to the contrary, in the event the closing of the Business Combination does not occur by May 30, 2009, this Agreement shall be null and void, ab initio, and no party hereto shall have any rights or obligations under this Agreement.

2.2. It shall be a condition to the obligation of Buyer on the one hand and each Seller on the other hand, to consummate the transfer of the Shares contemplated hereunder that the other party’s representations and warranties contained herein are true and correct on the Closing Date with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

2.3. At or before the Closing, each Seller shall deliver or cause to be delivered to Buyer appropriate instructions for book entry transfer of ownership of the Shares from Seller to Buyer via the Depository Trust Company.

2.4. At or before the Closing, Buyer shall deliver or cause to be delivered to each Seller payment, through the settlement of a trade of the Shares through the facilities of the Depository Trust Company by means of delivery versus payment, of the Aggregate Purchase Price applicable to such Seller.

2.5. Buyer hereby covenants and agrees that following the Closing it shall comply with all filing obligations, if any, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to its ownership of the Shares.

3. Representations and Warranties of Seller.

3.1. Each Seller hereby represents to Buyer on the date hereof and on the Closing Date that:

(a) Sophisticated Seller. Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of the Shares to Buyer.

(b) Independent Investigation. Except as set forth in this Agreement, Seller, in making the decision to sell the Shares to Buyer, has not relied upon any oral or written representations or assurances from Shermen, ED&F, Buyer, or any of their officers, directors or employees or any other representatives or agents of Buyer, ED&F or Shermen. Seller has had access to and the opportunity to review all of the filings made by Shermen with the SEC, pursuant to the Exchange Act and the Securities Act of 1933 (the “Securities Act”), in each case to the extent available publicly and accessible via the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

(c) Authority. This Agreement has been validly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Seller is a party which would prevent Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Seller is subject. Seller was, is or will be as of each of the Record Date, the date hereof, and the Closing Date the beneficial owner of the Shares, has the shared right, together with its investment advisor, to vote the Shares at the Stockholders Meeting, and has the shared right, together with its investment advisor, to exercise the conversion rights attached to the Shares at the Stockholders Meeting.

(d) Consents. No consent, approval, order or authorization of, or registration, qualification, or filing, with any governmental authority or any other person is required on the part of Seller in connection with the execution, delivery and performance of this Agreement, except such governmental filings as shall have been made prior to or on the Closing Date.

(e) Free and Clear of Encumbrances. Seller is the beneficial owner of the Shares and will transfer to Buyer on the Closing Date title to the Shares free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever.

(f) No Additional Agreements. Other than this Agreement and any investment advisory agreement, Seller is not Party to any Agreement to sell, otherwise transfer, or vote any of the Shares.

(g) No Legal Advice from Buyer. Seller acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Seller’s own legal counsel and investment and tax advisors. Seller is relying solely on such counsel and advisors and not on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

(h) No Exercise of Conversion Election. As of the Closing Date, no Seller is entitled to any payment with respect to the exercise of Conversion Rights relating to 997,869 of the Shares.

4. Representations and Warranties of Buyer.

4.1. Buyer hereby represents to each Seller on the date hereof and on the Closing Date that:

(a) Sophisticated Buyer. Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of the Shares by each Seller.

(b) Independent Investigation. Except as set forth in this Agreement, Buyer, in making the decision to purchase the Shares from each Seller, has not relied upon any oral or written representations or assurances from each Seller or any of its officers, directors, partners or employees or any other representatives or agents of each Seller. Buyer has had access to all of the filings made by Shermen with the SEC pursuant to the Exchange Act and the Securities Act, in each case to the extent available publicly and accessible via EDGAR.

(c) Authority. This Agreement has been validly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by each Seller, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Buyer is subject.

(d) Consents. No consent, approval, order or authorization of, or registration, qualification, or filing, with any governmental authority or any other person is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement, except such governmental filings as shall have been made prior to or on the Closing Date.

(e) No Legal Advice from Seller. Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Buyer’s own legal counsel and investment and tax advisors. Buyer is relying solely on such counsel and advisors and not on any statements or representations of any Seller or any of their respective representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

5. Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall immediately become null and void and of no force and effect without any further action required by any party hereto upon the earlier to occur of (a) the termination of the Transaction Agreement and (b) 5:00 pm, eastern daylight time, on May 30, 2009, if the Business Combination has not occurred by such time.

6. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

7. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without regard to its rules regarding conflicts of laws. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and in any event such court shall be located in the Borough of Manhattan, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8. Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

9. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

10. Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

11. Disclosure. Without the prior written consent of each Seller, neither Buyer nor any of its affiliates shall, and Buyer shall not permit any other person to, publicly disclose the name of the Seller in any filing, announcement, release or otherwise, unless such disclosure is required by applicable law or regulation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

SHERMEN WSC ACQUISITION CORP.

By:	/s/ Francis P. Jenkins, Jr.
Name:
Title:

HBK Master Fund L.P.

By: HBK Services LLC, Investment Advisor

By:	/s/ Kevin O’Neal
Name:	Kevin O’Neal
Title:	Authorized Signatory

Address:

HBK Master Fund Purchase Price Per Share: $6.00

HBK Master Fund Number of Shares to be Purchased: 867,708

HBK Master Fund Aggregate purchase price to be paid by Buyer: $5,206,248.00

HBK Special Opportunity Fund I L.P.

By: HBK Services LLC, Investment Advisor

By:	/s/ Kevin O’Neal
Name:	Kevin O’Neal
Title:	Authorized Signatory

Address:

HBK SOFI Purchase Price Per Share: $6.00

HBK SOFI Number of Shares to be Purchased: 130,161

HBK SOFI Aggregate purchase price to be paid by Buyer: $780,966.00